Exhibit 8.2

[Letterhead of LeClairRyan, A Professional Corporation]

April 10, 2008

Board of Directors

Shore Financial Corporation

25020 Shore Parkway

P. O. Box 920

Onley, Virginia 23418

Re:	Tax Opinion—Merger of Shore Financial Corporation with and into

Hampton Roads Bankshares, Inc.

Ladies and Gentlemen:

We have acted as counsel to Shore Financial Corporation (“SFC”), a Virginia corporation, in connection with the preparation of a Registration Statement on Form S-4 of Hampton Roads Bankshares, Inc. (“HRB”) filed with the Securities and Exchange Commission (the “Commission”) related to the registration under the Securities Act of 1933 (the “Securities Act”) of a maximum of 3,551,872 shares of HRB common stock issuable pursuant to the Agreement and Plan of Merger dated as of January 8, 2008 by and between HRB and SFC.

We have participated in the preparation of the discussion set forth in the Registration Statement section entitled “Certain Federal Income Tax Consequences of the Merger.” In our opinion, such discussion, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, LeClairRyan, A Professional Corporation

By:	/s/ N. Pendleton Rogers
Vice President